Exhibit 99.3

Q4 2013 Earnings Prepared Comments
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation fourth quarter 2013 financial results recording. The date of this recording is January 23, 2014. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, Vice President of Investor Relations at Celanese. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Steven Sterin, Senior Vice President and Chief Financial Officer.
The Celanese Corporation fourth quarter 2013 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. Both items are being furnished to the SEC in a Current Report on Form 8-K. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website, www.celanese.com, in the Investor Relations section, as applicable.
Mark will provide some recent highlights, review our results and provide additional color on our outlook for 2014. Steven will then comment on some specific accounting items in the quarter, cash flow, net debt, shareholder returns and tax rate. I'd now like to turn the call over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening today.
Let me start with by sharing some good news, we have in hand our final EPA greenhouse gas permit for the 1.3 million ton methanol unit we're building at Clear Lake, Texas. We broke ground on the project last week and are working a plan aligns with a mid 2015 start-up. However given the delayed start up, a slip into the third quarter of 2015 could occur, so we have secured a bridge supply agreement that will cover us through the end of 2015. It is going to be a while before we know the impact of shifting methanol suppliers so I'll keep you posted of our progress along the way.
Shifting to 2013, despite poor overall economic performance for most regions of the world, we delivered 11 percent adjusted EPS growth for the year, reporting $4.50 per share, just one penny below our record results of 2011. While these two annual results - 2011 and 2013 - may appear similar, when analyzed you will notice that each was driven by very different factors.
As you may recall, in 2011, our results were primarily driven by temporary and unsustainable tightness in acetic acid, which benefited our intermediate chemistry business. As a result, the intermediate chemistry business contributed over 40 percent of our segment income for that year.
In 2013, however, our results were driven by the decisions we made and the actions we took. Nothing was given to us. We earned it by delivering differentiated and tailored applications, by expanding the quantity and quality of our customer interface efforts, and through the introduction of new technology. As a result, our customer-oriented businesses helped contribute more than 75 percent of our segment income this year.
Our ability to focus on what we control and the related actions we took provided the momentum to expand adjusted EBIT margins for the year to 16.2 percent, that's a 120 basis point improvement from last year.
In Advanced Engineered Materials, segment income was $301 million for 2013, consistent with the prior year. Segment income margins were 22.3 percent, a decline from the prior year primarily due to turnaround activity in our affiliates and lower year-over-year MTBE pricing that negatively impacted affiliate earnings by approximately $42 million. Increased penetration of innovative applications in autos and the improved mix in medical from our base engineered materials business helped us achieve these results. Annual volumes and pricing both increased, contributing to a $42 million, or 38 percent, increase in engineered materials base business income and a 250 basis point margin expansion.

In Consumer Specialties, we generated record segment income of $436 million in 2013 and record segment income margins of 35.9 percent, an increase of 430 basis points over the prior year. These results were driven by specific actions we took, like rationalizing our production footprint which resulted in lower segment operating costs which more than offset lower volumes. We also expanded our cellulose derivatives ventures which drove incremental dividends and we increased pricing across the portfolio in support of investments we are making in our global asset base.
In Industrial Specialties, segment income was $73 million and segment income margins were 6.3 percent, both lower than the prior year. This segment was impacted by weak demand for EVA polymers, particularly in the photovoltaic market which was primarily offset by record segment income in emulsions polymers as our innovative VAE technology gained broader adoption in building and construction in Europe and Asia.
In Acetyl Intermediates, segment income increased to $301 million and segment income margins expanded 40 basis points to 9.3 percent. Despite soft overall demand for acetyls in 2013, we were able to drive margin improvement through our global productivity programs and day to day management of the business.
Now, let me cover our consolidated fourth quarter results. For the quarter we generated adjusted earnings of $1.04 per share which is a record 4th quarter for for Celanese. Segment income margin was 15.1 percent and reflected typical sequential seasonal patterns in our Advanced Engineered Materials, Consumer Specialties and Industrial Specialties segments. On a year-over-year basis, fourth quarter segment income margin expanded 260 basis points.
Switching to GAAP basis, diluted EPS from continuing operations came in at $4.16 for the quarter compared to $1.07 in the third quarter of the year. Our GAAP results included aggregate net gains of $753 million primarily related to the final disposition of the Kelsterbach site relocation in our Advanced Engineered Materials segment, pension accounting gains, and exit costs and impairments for certain sites is included in this number .
Our strong finish to the year provided another quarter of healthy cash flow. Operating cash flow was $154 million and adjusted free cash flow was $37 million. Capex in the quarter was the highest for the year driven by work on the methanol unit at Clear Lake, Texas and our cellulose derivatives facility in Narrows, Virginia. Despite the significant capex spend in Q4, we deployed $62 million of cash to purchase about 1.1 million shares of Celanese stock and ended the year with about $1 billion of cash on the balance sheet - well positioned to pursue our growth initiatives and our balanced capital deployment strategy.
Now looking forward. You may recall last quarter we outlined how we expect to grow segment income this year by about $100 million and shared some Celanese-specific initiatives in areas that we control like improving plant operations, upstream and downstream efficiencies and translating innovation into earnings.
This year we expect improved plant operations will contribute approximately $45 million to earnings growth in 2014. Approximately $20 to $30 million of savings this year is expected to come from two non-integrated sites - our VAM unit in Tarragona, Spain and our acetic anhydride unit in Roussillon, France - that we closed at the end of 2013. And we targeted another $15 to $20 million of benefits from unit operations across all businesses.
Upstream and downstream efficiencies are anticipated to contribute $25 million to earnings growth in 2014. As mentioned last quarter, we have some Celanese-specific opportunities in this area that we have implemented. For example, in our Ocotlan facility in the cellulose derivatives business we converted to natural gas boilers to lower our energy cost as well as improve plant reliability. As we go through the year, we will continue to provide you with the specific actions we have taken in this area, but due to competitive sensitivity I would prefer to elaborate further on these actions once the savings have materialized.
The last area of focus is translating innovation into earnings and we expect that effect will contribute $30 million to earnings in 2014. We are focused on what we call N+1 opportunities and we have a high degree of confidence in our ability to commercialize these innovations. For instance, our new Hostaform® product lines deliver improved properties versus other glass reinforced resins and provide our customers with competitive advantages in designing unique structural applications, particularly in autos like the systems in window lift plates, wipers, roofs, and doors, as well as gear and motor housings. Also, our new S-Grade POM series is differentiated by its toughness to strength ratio and creep resistance. Our customers benefit from increased design freedom in broad applications like power tools, conveyors, fluid handling, fasteners, sporting goods, safety systems and windows. We introduced both of these applications at K Fair last fall and are seeing increasing commercial success for these unique properties.
Underlying our actions, we do anticipate economies around the world will improve in 2014. Europe is expected to move into growth territory, and export and domestic economies of China are anticipated to expand, and North America should continue to chug along. That's good news because we need some economic expansion to help us offset an anticipated tax rate in the low to mid 20 percent range as more of our profitability shifts to the US. This headwind is in the range of $0.20 to $0.25 per share this year.
To close, 2014 will be another year where our earnings growth will depend on our own actions on what we can create. From my vantage point, our focus on Celanese-specific initiatives along with some improvement in base business should result in earnings growth consistent with 2013.
With that, I'll now turn it over to Steven Sterin.
Steven Sterin, Celanese Corporation, Senior Vice President and Chief Financial Officer
Thanks, Mark.
I wanted to start by providing some additional color regarding three specific Q4 accounting items that are included in the reported results but excluded from our adjusted results - pension accounting, recognition of a gain in Germany, and asset impairments.
First - pensions. There are two accounting elements related to pension and other postretirement benefit obligations. The first is the annual mark-to-market accounting of our benefit obligations. Under this accounting, which we adopted earlier this year, we recognize actuarial gains and losses and changes in the fair value of the plans' assets in operating results in the fourth quarter of each year. This year the impact was a $106 million net gain that we recorded in the fourth quarter. The second pension item is related to fourth quarter settlements and curtailments of certain defined benefit pension plans in the US, the UK and Canada. These actions resulted in a net gain of $71 million in the fourth quarter. Both of these gains are excluded from adjusted EPS. In our GAAP results, you will see these items as follows - $45 million in cost of sales, $121 million in SG&A and $11 million in R&D. In our 2012 GAAP results, we had a mark-to-market losses of $389 million with $29 million in cost of sales, $355 million in SG&A and $5 million in R&D.
Second - gain recognition in Germany. In the fourth quarter we completed the sale of the Kelsterbach site to Fraport which resulted in a $742 million gain. In prior years, we received about $900 million from Fraport related to relocating the site. Under the accounting rules, we recorded these amounts received as deferred proceeds in the liability section of the balance sheet. Now that the final close has occurred, this gain is recognized. This gain is excluded from adjusted EPS.
Last - In the quarter, we incurred $81 million of asset impairment charges. These charges primarily relate to the Singapore acid unit due to our view of future profitability of the unit as well as the closure of two sites in Europe.

Let me now provide a brief summary bridge from the fourth quarter of 2012 to the fourth quarter of 2013. In 2012, fourth quarter adjusted earnings per share was $0.74, but remember these results did not include the quarterly dividend from our acetate joint ventures. At the beginning of 2013 we started receiving quarterly dividends rather than annual dividends from these ventures. In the fourth quarter of 2013 this dividend was approximately $24 million, even if you include a comparable dividend last year, we had strong earnings growth. We generated $1.04 of adjusted EPS despite an $18 million year over year headwind from our Asian affiliates in Advanced Engineered Materials, mainly due to strong results in Consumer Specialties, nice execution in our intermediate chemistry business, improved mix in our EVA polymers business and productivity measures across our businesses. This positive momentum and our targeted growth initiatives for 2014 give us confidence that we can drive earnings growth consistent with our long-term objective.
Now let's cover cash flow, net debt, shareholder returns and our tax rate. Fourth quarter operating cash flow was $154 million primarily driven by strong earnings performance, but partially offset by higher cash taxes and cash outflows related to the pension actions we took in the quarter. Adjusted free cash flow for the quarter was $37 million as we continued to invest in the Clear Lake methanol unit and in the Narrows, Virginia cellulose derivatives unit as we convert the boilers to natural gas. We also spent $62 million in the quarter to repurchase 1.1 million shares.
On an annual basis, operating cash flow was $762 million in 2013, which was the highest level in Celanese history. Adjusted free cash flow for the year was $372 million. Our strong cash flow results this year allowed us to significantly increase the amount of cash we returned to shareholders. During 2013, we spent $164 million on share repurchases, buying back around 3.2 million shares at an average price of $51.38. This leaves our remaining share repurchase authorization at about $228 million as of year end. We also increased our dividend rate twice this year resulting in a 93 percent increase in cash dividends paid in 2013.
We ended the year with approximately $1 billion of cash on the balance sheet even with these cash deployment actions. We are well positioned to continue to be productive with our balance sheet as we execute our balanced capital deployment strategy in 2014. We will continue to be opportunistic with share repurchases, invest in growth and delever the balance sheet.
Turning to taxes, the effective US GAAP tax rate for 2013 was 32 percent versus a benefit of 17 percent in the prior year primarily driven by the recognition of $142 million in tax benefits from foreign tax credits in the prior year. The tax rate for adjusted EPS in 2013 was 19 percent compared to 17 percent in 2012 due to a higher proportion of our sales being generated in the US, which has high statutory tax rates.

Mark has outlined our overall growth plan, but let me close with a few other items. We expect depreciation, amortization and interest expense will be consistent with 2013, and affiliates are expected to be up just slightly. Turnaround activity at our plants will be higher than last year at some of our larger units, particularly in the second quarter. We also have some other headwinds like an expected higher tax rate in the low to mid 20's, think 22 to 23 percent, as well as higher benefit and pension costs. We expect modest economic growth and we will need to continue to execute on Celanese specific growth and productivity programs to grow earnings consistent with 2013.
This brings us to the end of our prepared remarks and we look forward to discussing our results with you on our earnings call Friday morning. Thank you.